EXHIBIT 10.1
November 14, 2005
Mr. Bernard Cammarata
Chairman and Interim Chief Executive Officer
The TJX Companies, Inc.
770 Cochituate Road
Framingham, MA 01701

Re:	Amendment of Employment Agreement
Dear Ben:
I refer to the Employment Agreement between you and The TJX Companies, Inc. (the “Company”) dated as of June 3, 2003 (the “Employment Agreement”), under which you are currently serving as Chairman of the Board. Since September 13, 2005 you have also agreed to serve as interim Chief Executive Officer of the Company. The purpose of this letter is to formalize certain changes to the Employment Agreement, as specified below, to reflect the additional duties that you have assumed.
Notwithstanding Section 2(a) of the Employment Agreement, you and the Company have agreed that in addition to your duties as Chairman under the Employment Agreement you will serve as interim Chief Executive Officer until such time as you are replaced or resign from that position, and as Chief Executive Officer will perform such duties as are from time to time specified by the Board of Directors of the Company. To reflect your additional duties, during the period you serve both as interim Chief Executive Officer and Chairman you will be paid base salary at an annual rate equal to $1 million. This increase salary will be paid as follows: (i) your base salary payment for the first pay period beginning after the date of this letter agreement shall include a payment of $92,308, representing an adjustment for the period from September 13, 2005 through the date of employment covered by such pay period to bring the total annual rate of base salary for such period to an annual rate of $1 million, and (ii) your base salary for subsequent pay periods during the period you are serving as both Chairman and interim Chief Executive Officer shall be paid at a rate that reflects the $1 million annual rate. If your employment with the Company as Chairman terminates under circumstances entitling you to a payment under Section 5(a)(i) or Section 5(b) of the Employment Agreement or under Section C.1(a) of Exhibit C of the Employment Agreement, and if immediately prior thereto you were also serving as interim Chief Executive Officer of the Company, any such payment determined by reference to your base salary shall be determined by reference to your adjusted annual rate of Base Salary as described in this paragraph.
Notwithstanding Section 3(c)(ii) of the Employment Agreement, and in recognition of your additional duties as interim Chief Executive Officer, the Executive Compensation Committee of the Board of Directors of the Company has awarded you, effective as of today’s date, two performance awards under the Company’s Stock Incentive Plan: one of performance-based restricted stock for a total of 47,000 shares, the other of performance-based deferred stock for up to 94,000 shares. The terms of each of those awards have been set forth in the applicable award documentation provided to you, subject to the terms of the Stock Incentive Plan.

Except as otherwise provided in this letter agreement, the terms and conditions of the Employment Agreement remain unchanged and in full force and effect.
If these changes are acceptable to you, please so indicate by signing the enclosed copy of this letter agreement in the space indicated below, whereupon this letter agreement shall take effect immediately in accordance with its terms.

THE TJX COMPANIES, INC.

	By:	/s/ Robert F. Shapiro

Robert F. Shapiro
Director and Member of the Executive Compensation Committee
Accepted and agreed as of the date first above written:

/s/ Bernard Cammarata
Bernard Cammarata